As filed with the Securities and Exchange Commission on August 13, 2020

Registration No. 333-217683

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROSEHILL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	90-1184262 (I.R.S. Employer Identification No.)
16200 Park Row, Suite 300 Houston, Texas 77084 (281) 675-3400 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

David L. French
President and Chief Executive Officer
16200 Park Row, Suite 300
Houston, Texas 77084
(281) 675-3400
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copy to:
Hillary H. Holmes
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
(346) 718-6600

Approximate date of commencement of proposed sale to the public: Not Applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-217683), filed by Rosehill Resources Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on June 14, 2017 (the “Registration Statement”), registering (i) the issuance by the Registrant of (a) up to 25,594,158 shares of Class A Common Stock that may be issued upon exercise of outstanding Warrants and (b) up to 8,260,868 shares of Class A Common Stock issuable upon exercise of Series A Preferred Stock and (ii) the resale by the selling securityholders of up to (x) 58,953,062 shares of Class A Common Stock, (y) 17,408,839 Warrants and (z) 140,827 shares of Series A preferred stock, including 45,827 shares of Series A Preferred Stock potentially issuable over the next five years as dividends.
As disclosed on the Registrant’s Current Report on Form 8-K, filed with the SEC on July 27, 2020, the Registrant and Rosehill Operating Company, LLC (“Rosehill Operating”) filed voluntary petitions (the “Chapter 11 Filings”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code through a prepackaged plan of reorganization (the “Plan”) on July 26, 2020. Pursuant to the Plan, all of the Registrant’s common stock, other than interests held by Rosehill Operating and certain other existing interests of Rosehill will be cancelled and receive no recovery.
As a result of the Chapter 11 Filings, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement, and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 13, 2020.

ROSEHILL RESOURCES INC.

By:	/s/ David L. French
Name:	David L. French
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David L. French	President and Chief Executive Officer (Principal Executive Officer)	August 13, 2020
David L. French

/s/ R. Craig Owen	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2020
R. Craig Owen

/s/ Gary Hanna	Chairman of the Board	August 13, 2020
Gary Hanna

/s/ Frank Rosenberg	Director	August 13, 2020
Frank Rosenberg

/s/ Edward Kovalik	Director	August 13, 2020
Edward Kovalik

/s/ Harry Quarls	Director	August 13, 2020
Harry Quarls

/s/ William Mayer	Director	August 13, 2020
William Mayer

/s/ Francis Contino	Director	August 13, 2020
Francis Contino

/s/ Paul J. Ebner	Director	August 13, 2020
Paul J. Ebner